CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,100,000	$110.77

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated March 4, 2016

(to the Synthetic Convertible Product Supplement dated July 19, 2013, the Prospectus Supplement dated July 19, 2013, the Prospectus Addendum dated February 3, 2015 and the Prospectus dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$1,100,000 Synthetic Convertible Notes Linked to the Common Stock of Bristol-Myers Squibb Company due March 13, 2023 Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the accompanying prospectus supplement or product supplement, as the context requires.

Issuer:	Barclays Bank PLC

Denominations:	Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof

Reference Asset:	The common stock of Bristol Myers Squibb Company (Bloomberg ticker symbol “BMY UN <Equity>”)

Inception Date:	March 4, 2016

Issue Date:	March 11, 2016

Maturity Date:	March 13, 2023 (subject to postponement as described under “Additional Terms of the Notes—Market Disruption Events”)

Valuation Date:

•       With respect to the stated Maturity Date, March 6, 2023 (the “Final Valuation Date”)

•       In the case of a redemption at the option of the Issuer, the date that is two Business Days after the date on which the notice of redemption is given by the Issuer to the trustee; and

•       In the case of a repurchase at the option of a Noteholder, the date that is three Business Days (equal to the Determination Period, as noted below) before the Repurchase Date;

in each case subject to postponement if such day is not a Scheduled Trading Day or if a Market Disruption Event occurs on such day, as described below under “Additional Terms of the Notes—Market Disruption Events”

Determination Period:

Three Business Days.

Accordingly, the Valuation Date in the case of a repurchase at the option of a Noteholder will be three Business Days prior to the Repurchase Date, as described above under “Valuation Date”

Interest Rate:	0.125% per annum

Interest Payment Dates:	Annually, on March 13 of each year during the term of the Notes, beginning in March 2017 and ending on and including the Maturity Date*

Initial Value:	$64.56

Threshold Value:	$84.5736, which is 131.00% the Initial Value

Alternative Redemption Amount:

The Alternative Redemption Amount per $1,000 Note will equal $1,000 multiplied by a ratio determined by dividing the Settlement Value on the applicable Valuation Date by the Threshold Value, calculated as follows:

$1,000 × [Settlement Value / Threshold Value]

Settlement Value:	On any Valuation Date, the Adjusted Volume-Weighted Average Price on such Valuation Date multiplied by the Multiplier then in effect

Payment at Maturity:

If you hold your Notes to maturity, you will receive (in each case, subject to our credit risk and in addition to the final interest payment on the Notes) a payment per $1,000 principal amount Note equal to the greater of:

(1)    $1,000; and

(2)    the Alternative Redemption Amount

Any payment on the Notes, including the interest payments and any payment at maturity or upon early redemption or repurchase, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-in Power:	By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-In Power. See “Consent to Bail-in Power” on page PS-5 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.00%	100%
Total	$1,100,000	$1,100,000	$0.00	$1,100,000

(1)	Our estimated value of the Notes on the Inception Date, based on our internal pricing models, is $940.60 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PS-12 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction

Terms of the Notes, Continued

Volume-Weighted Average Price:	With respect to a Scheduled Trading Day, the volume-weighted average price (“VWAP”) of the Reference Asset on the Scheduled Trading Day means such price as calculated by Bloomberg L.P. and displayed on Bloomberg page “BMY UN <EQUITY> AQR”, or any successor page, in respect of the period from 9:30 a.m. to 4:00 p.m. New York City time on such Scheduled Trading Day; provided that if on a Valuation Date, Bloomberg does not calculate and report the VWAP on such day, the calculation agent shall calculate the VWAP on such day

Adjusted Volume-Weighted Average Price:

With respect to the Reference Asset on any Scheduled Trading Day, the sum of:

•       the Volume-Weighted Average Price on such Scheduled Trading Day and

•       the Dividend Adjustment Amount on such Scheduled Trading Day

Dividend Adjustment Amount:	As of any Scheduled Trading Day, the difference between the Actual Aggregate Adjusted Dividend and the Expected Aggregate Adjusted Dividend, in each case as of such Scheduled Trading Day, which difference may be positive, negative or zero.

Actual Aggregate Adjusted Dividend:

With respect to any Scheduled Trading Day, an amount calculated as follows:

•       if ex-dividend dates occur within the period from, but excluding, the Inception Date to, and including, such Scheduled Trading Day, the Actual Aggregate Adjusted Dividend shall be the sum of Adjusted Dividends corresponding to all such ex-dividend dates per share of the Reference Asset;

•       if no ex-dividend dates occur within the period from, but excluding, the Inception Date to, and including, such Scheduled Trading Day, the Actual Aggregate Adjusted Dividend shall be zero.

Expected Aggregate Adjusted Dividend:	With respect to any scheduled trading day, the sum of Expected Adjusted Dividend amounts corresponding to all expected ex-dividend dates within the period from, but excluding, the Inception Date to, and including, such Scheduled Trading Day. The Expected Adjusted Dividends for the Reference Asset during the term of the Notes are as follows:

Expected Ex- Dividend Date	Expected Adjusted Dividend	Expected Ex-Dividend Date	Expected Adjusted Dividend
March 30, 2016	$0.38	September 26, 2019	$0.41
June 28, 2016	$0.38	December 26, 2019	$0.41
September 28, 2016	$0.38	March 26, 2020	$0.41
December 27, 2016	$0.38	June 26, 2020	$0.41
March 29, 2017	$0.39	September 28, 2020	$0.41
June 27, 2017	$0.39	December 28, 2020	$0.41
September 27, 2017	$0.39	March 26, 2021	$0.41
December 26, 2017	$0.39	June 28, 2021	$0.41
March 28, 2018	$0.40	September 27, 2021	$0.41
June 26, 2018	$0.40	December 27, 2021	$0.41
September 26, 2018	$0.40	March 28, 2022	$0.41
December 25, 2018	$0.40	June 27, 2022	$0.41
March 27, 2019	$0.41	September 26, 2022	$0.41
June 26, 2019	$0.41	December 27, 2022	$0.41

The “Expected Adjusted Dividends” noted above is also referred to as the “Base Dividend” in the accompanying product supplement

Adjusted Dividends:	In respect of an amount of a cash dividend declared per share of the Reference Asset, 100% of the amount of such declared dividend

Multiplier:	The multiplier will initially be 1.0, subject to adjustment under various circumstances as described in section entitled “Description of the Notes—Settlement value—Adjustments to multipliers and to securities included in the calculation of the settlement value” in the accompanying product supplement and “Reference Assets—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement

Redemption at the Option of the Issuer:	On or after March 4, 2019, Barclays Bank PLC may, on not less than five Business Days prior written notice to the trustee, redeem the Notes in whole (but not in part) at a price equal to the greater of (a) $1,000 and (b) the Alternative Redemption Amount (calculated using the Settlement Value on the applicable Valuation Date), plus any accrued but unpaid interest to but excluding the scheduled date of redemption. The scheduled date of redemption is referred to herein as the “Redemption Date”.

Repurchase at the Option of a Noteholder:

On any Business Day during the Repurchase Request Period, you may instruct Barclays Bank PLC to repurchase your Notes at a price equal to the Alternative Redemption Amount (calculated using the Settlement Value on the applicable Valuation Date), plus any accrued but unpaid interest to but excluding the scheduled date of repurchase, by e-mailing Barclays Bank PLC, and receiving confirmation of receipt from by us, before 4:00 p.m. New York time, at us.syndicate.ops@barcap.com and ussinglestockcovera@barclays.com.

The “Repurchase Date” will be the fourth Business Day following the Business Day on which Barclays Bank PLC confirms receipt of your e-mail, unless payment is postponed because the applicable Valuation Date is postponed.

Repurchase Request Period:	The Repurchase Request Period shall commence on the Inception Date and shall terminate on the earlier of (a) the date on which the Issuer gives a notice of redemption to the trustee, as described above under “Redemption at the Option of the Issuer” or (b) March 1, 2023, which is the eighth scheduled Business Day prior to the stated Maturity Date.

Stock Settlement Option:	A Noteholder will have the option, subject to the conditions and limitations described herein, to receive shares of the Reference Asset (with fractional shares paid in cash) in lieu of cash at maturity or upon early redemption or repurchase. As more fully described under “Additional Terms of the Notes—Stock Settlement Option” in this pricing supplement, unless the Noteholder has made an effective election to exercise its stock settlement option, on the stated Maturity Date or any Repurchase Date or Redemption Date (as applicable) cash settlement shall apply. If a Noteholder has made an effective election to exercise its stock settlement option, Barclays Bank PLC will deliver to such Noteholder a number of shares of the Reference Asset equal to (1) the total cash value of payment due at maturity or on the Repurchase Date or Redemption Date, as applicable, divided by (2) the VWAP of the Reference Asset on the relevant Valuation Date.

For additional information, conditions and restrictions, please see “Additional Terms of the Notes—Stock Settlement Option” in this pricing supplement

Business Days:	New York and London

Scheduled Trading Day	The term “Scheduled Trading Day”, with respect to the Reference Asset, has the meaning set forth under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement

Business Day Convention:	Following; Unadjusted

Business Days:	New York and London

Day Count Convention:	30/360

Calculation Agent:	Barclays Bank PLC

CUSIP / ISIN	06739FJF9 / US06739FJF99

*	If such day is not a Business Day, payment will be made on the next following Business Day with the same force and effect as if paid on the originally scheduled Interest Payment Date. No additional interest will accrue as a result of any delayed payment.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, prospectus addendum dated February 3, 2015 and product supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and prospectus addendum, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•	Synthetic Convertible Product Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513296129/d570953d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Inception Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the Inception Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Inception Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Inception Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Inception Date for a temporary period expected to be approximately twelve months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-12 of this pricing supplement.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•	You anticipate that the Settlement Value will be greater than the Threshold Value

•	You are willing to accept the risks associated with an investment linked to the performance of the Reference Asset, including volatility and other risks associated with investments in shares of single equity securities

•	You are willing to accept the risk that, upon an early redemption at our option, you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•	You do not seek an investment for which there will be an active secondary market and you are either willing and able to hold the notes to maturity or willing to accept the limitations set forth herein with regard to your ability to exercise your repurchase option

•	You are willing to assume our credit risk for all payments on the Notes

•	You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•	You anticipate that the Settlement Value will be less than the Threshold Value

•	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Asset, including volatility or other risks associated with an investment in shares of single equity securities

•	You are unwilling or unable to accept the risk that the Notes may be called prior to scheduled maturity

•	You seek an investment for which there will be an active secondary market

•	You are unable or unwilling to hold the Notes to maturity and/or you are not comfortable with the limitations regarding your ability to exercise your repurchase option

•	You are unwilling or unable to assume our credit risk for all payments on the Notes

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement or the accompanying prospectus supplement, prospectus, prospectus addendum and product supplement. Neither the Issuer nor Barclays Capital Inc. nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

•	Market Disruption Events—Any Valuation Date, including the Final Valuation Date, the Maturity Date and the payment at maturity are subject to postponement in the event of a Market Disruption Event. If a Market Disruption Event occurs on any Valuation Date, including the Final Valuation Date, as set forth in this document, such Valuation Date will be postponed until the next Scheduled Trading Day on which no Market Disruption Event occurs or is continuing; provided, however, if a Market Disruption Event occurs or is continuing on each of the eight Scheduled Trading Days following the originally scheduled Valuation Date, then (a) that eighth Scheduled Trading Day shall be deemed to be the Valuation Date and (b) the Calculation Agent shall determine the VWAP of the Reference Asset for that eighth Scheduled Trading Day based upon its good faith estimate of the VWAP on such day.

For a description of what constitutes a Market Disruption Event with respect to the Reference Asset, please see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to eight Scheduled Trading Days due to the occurrence or continuance of a Market Disruption Event on such date. In such a case, the Maturity Date will be postponed such that the number of business days between the Final Valuation Date and the Maturity Dare remains the same. No interest will accrue on the Notes as a result of any postponement of a Redemption Date or Repurchase Date or the Maturity Date, as applicable.

•	Adjustments to the Reference Asset and the Notes—The Reference Asset and the Multiplier (which is initially 1.0) will be subject to adjustment in certain circumstances, as described under “Description of the Notes—Settlement value—Adjustments to multipliers and to securities included in the calculation of the settlement value” in the accompanying product supplement and “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, if a Reorganization Event or Additional Adjustment Event (each as defined in the prospectus supplement) occurs that would otherwise obligate the Calculation Agent to accelerate the maturity of the Notes, the Calculation Agent calculation shall instead adjust any variable of the Notes in a commercially reasonable manner (including, without limitation, the methodology used to calculate the Alternative Redemption Amount) that the Calculation Agent determines appropriate to account for the Reorganization Event or Additional Adjustment Event, as applicable.

•	Stock Settlement Option—As described on the cover page of this pricing supplement, you may elect to exercise your stock settlement option on a Redemption Date, a Repurchase Date or the Maturity Date, as applicable. If you have elected to exercise your stock settlement option, on the Maturity Date or any Repurchase Date or Redemption Date, Barclays Bank PLC will deliver to you a number of shares of the Reference Asset equal to (1) the total cash value of payment due at maturity or on the Repurchase Date or Redemption Date, as applicable, divided by (2) the VWAP of the Reference Asset on the relevant Valuation Date.

If the calculation above results in a fractional share, Barclays Bank PLC will also pay cash to you in an amount equal to such fractional share amount times the VWAP of the Reference Asset on the applicable Valuation Date.

In order to make a valid exercise of your stock settlement option in respect of a Repurchase Date, your repurchase instructions to us (as described on the cover page of this pricing supplement under “Repurchase at the Option of a Noteholder) must indicate that you are electing to exercise your stock settlement option, and we must acknowledge in our confirmation of receipt of your repurchase instructions that we also acknowledge such election to exercise your stock settlement option. In order to make a valid exercise of your stock settlement option in respect of a Redemption Date or the Maturity Date, you must notify us of such election by e-mailing us.syndicate.ops@barclays.com and ussinglestockcovera@barclays.com and receive confirmation of receipt from us, before 4:00 p.m., New York time, on the date that is one Business Day prior to the applicable Valuation Date. Your election to exercise such stock settlement option will not be effective unless and until you receive such confirmation from us.

Notwithstanding the foregoing, if Barclays Bank PLC determines that, due to an event beyond our control, it is impossible, impracticable (including if unduly burdensome) or illegal for us to deliver shares of the Reference Asset to you, we will pay in cash the amount payable on the Maturity Date, Redemption Date or Repurchase Date (as applicable) as if you had not elected to exercise your stock settlement option.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES

Hypothetical Examples of Amounts Payable at Maturity

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The examples in the following table do not take into account any tax consequences from investing in the Notes and they make the following key assumptions:

•	Initial Value: $64.56

•	Threshold Value: $84.5736

•	The Dividend Adjustment Amount is zero with respect to each Scheduled Trading Day during the term of the Notes

•	The Notes have NOT been redeemed by us pursuant to the “Redemption at the Option of the Issuer” provisions described above

•	The Notes have NOT been repurchased upon your request pursuant to the “Repurchase at the Option of a Noteholder” provisions described above

•	You have NOT elected to exercise your stock settlement option at maturity or upon early redemption

Settlement Value on Final Valuation Date	Percentage Change from Initial Value to Settlement Value on Final Valuation Date	Alternative Redemption Amount	Payment at Maturity[1]	Total Return on the Notes[2]	Return on a Direct Investment in the Reference Asset[3]
$109.7520	70.00%	$1,297.70992	$1,297.70992	30.65%	87.41%
$103.2960	60.00%	$1,221.37405	$1,221.37405	23.02%	77.41%
$96.8400	50.00%	$1,145.03817	$1,145.03817	15.38%	67.41%
$90.3840	40.00%	$1,068.70229	$1,068.70229	7.75%	57.41%
$84.5736	31.00%	$1,000.00000	$1,000.00	0.88%	48.41%
$83.9280	30.00%	$992.36641	$1,000.00	0.88%	47.41%
$77.4720	20.00%	$916.03053	$1,000.00	0.88%	37.41%
$71.0160	10.00%	$839.69466	$1,000.00	0.88%	27.41%
$64.5600	0.00%	$763.35878	$1,000.00	0.88%	17.41%
$58.1040	-10.00%	$687.02290	$1,000.00	0.88%	7.41%
$51.6480	-20.00%	$610.68702	$1,000.00	0.88%	-2.59%
$45.1920	-30.00%	$534.35115	$1,000.00	0.88%	-12.59%
$38.7360	-40.00%	$458.01527	$1,000.00	0.88%	-22.59%
$32.2800	-50.00%	$381.67939	$1,000.00	0.88%	-32.59%
$25.8240	-60.00%	$305.34351	$1,000.00	0.88%	-42.59%
$19.3680	-70.00%	$229.00763	$1,000.00	0.88%	-52.59%
$12.9120	-80.00%	$152.67176	$1,000.00	0.88%	-62.59%
$6.4560	-90.00%	$76.33588	$1,000.00	0.88%	-72.59%
$0.0000	-100.00%	$0.00000	$1,000.00	0.88%	-82.59%

[1]	Per $1,000 principal amount Note
[2]	Including the interest payments on the Notes
[3]	The total returns on a direct investment in the Reference Asset represents the performance of the Reference Asset from the Initial Value to the Settlement Value, and assumes that an investor received Adjusted Dividends as set forth under “Expected Aggregate Adjusted Dividends” on the cover page of this pricing supplement. Because the Settlement Value on the Final Valuation Date will be based on the VWAP such date, rather than the closing price per share, the returns shown in this column may not represent the returns that would have been earned by an investor that purchased shares of the Reference Asset at the Initial Value and sold such shares at the closing price of the common stock on the Final Valuation Date.

Examples 1 through 3 below are examples of amounts payable at maturity, and such examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The Settlement Value on the Final Valuation Date is $71.0160, which is greater than the Initial Value but less than the Threshold Value.

In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $71.0160 / $84.5736, or $839.69466. Because the Alternative Redemption Amount is less than $1,000, you will receive a payment at maturity $1,000 per $1,000 principal amount Note that you hold.

If you were to elect your stock settlement option, you would receive on the Maturity Date a number of shares of the Reference Asset equal to (1) the total cash value of payment due at maturity on the principal amount of Notes that you own, divided by (2) the VWAP of the Reference Asset on the Final Valuation Date.

Accordingly, if you held one Note, you would receive on the Maturity Date 14 shares of the Reference Asset and $5.78 in cash. To the extent that you hold more than one Note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per Note, basis.

In addition, you will receive on the Maturity Date the final interest payment on the Notes.

Example 2: The Settlement Value on the Final Valuation Date is $58.1040, which is less than the Initial Value and, accordingly, less than the Threshold Value.

In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $58.1040 / $84.5736 or $687.02290. Because the Alternative Redemption Amount is less than $1,000, you will receive a payment at maturity $1,000 per $1,000 principal amount Note that you hold.

If you were to elect your stock settlement option, you would receive on the Maturity Date a number of shares of the Reference Asset equal to (1) the total cash value of payment due at maturity on the principal amount of Notes that you own, divided by (2) the VWAP of the Reference Asset on the Final Valuation Date.

Accordingly, if you held one Note, you would receive on the Maturity Date 17 shares of the Reference Asset and $12.23 in cash. To the extent that you hold more than one Note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per Note, basis.

In addition, you will receive on the Maturity Date the final interest payment on the Notes.

Example 3: The Settlement Value on the Final Valuation Date is $90.3840, which is greater than the Threshold Value.

In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $90.3840 / $84.5736, or $1,068.70229. Because the Alternative Redemption Amount is greater than $1,000, you will receive a payment at maturity equal to the Alternative Redemption Amount, or $1,068.70229 per $1,000 principal amount Note that you hold.

If you were to elect your stock settlement option, you would receive on the Maturity Date a number of shares of the Reference Asset equal to (1) the total cash value of payment due at maturity on the principal amount of Notes that you own, divided by (2) the VWAP of the Reference Asset on the Final Valuation Date.

Accordingly, if you held one Note, you would receive on the Maturity Date 11 shares of the Reference Asset and $74.48 in cash. To the extent that you hold more than one Note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per Note, basis.

In addition, you will receive on the Maturity Date the final interest payment on the Notes.

Hypothetical Examples of Amounts Payable at Upon Redemption by the Issuer

The following examples illustrate the payment that an investor would receive upon redemption of the Notes by the Issuer, as described above. These examples are based upon the Initial Value of $64.56 and the Threshold Value of $84.5736, each as described above under “Hypothetical Examples of Amounts Payable at Maturity”, and further assume that the Notes have not been repurchased at the request of the Noteholder. The numbers in the following examples have been rounded for ease of analysis and do not take into account any tax consequences from investing in the Notes.

Example 4: The Settlement Value on the applicable Valuation Date is $71.0160 which is greater than the Initial Value but less than the Threshold Value.

In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $71.0160 / $84.5736, or $839.69466. Because the Alternative Redemption Amount is less than $1,000, you will receive a payment on the Redemption Date of $1,000 per $1,000 principal amount Note that you hold.

If you were to elect your stock settlement option, you would receive on the Redemption Date a number of shares of the Reference Asset equal to (1) the total cash value of payment due on such date based on the principal amount of Notes that you own, divided by (2) the VWAP of the Reference Asset on the relevant Valuation Date.

Accordingly, if you held one Note, you would receive on the Redemption Date 14 shares of the Reference Asset and $5.78 in cash. To the extent that you hold more than one Note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per Note, basis.

In addition, you will receive on the Redemption Date any accrued but unpaid interest to but excluding such date.

Example 5: The Settlement Value on the applicable Valuation Date is $58.1040, which is less than the Initial Value and, accordingly, less than the Threshold Value.

In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $58.1040 / $84.5736, or $687.02290. Because the Alternative Redemption Amount is less than $1,000, you will receive a payment on the Redemption Date of $1,000 per $1,000 principal amount Note that you hold.

If you were to elect your stock settlement option, you would receive on the Redemption Date a number of shares of the Reference Asset equal to (1) the total cash value of payment due on such date based on the principal amount of Notes that you own, divided by (2) the VWAP of the Reference Asset on the relevant Valuation Date.

Accordingly, if you held one Note, you would receive on the Redemption Date 17 shares of the Reference Asset and $12.23 in cash. To the extent that you hold more than one Note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per Note, basis.

In addition, you will receive on the Redemption Date any accrued but unpaid interest to but excluding such date.

Example 6: The Settlement Value on the applicable Valuation Date is $90.3840, which is greater than the Threshold Value.

In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $90.3840 / $84.5736, or $1,068.70229. Because the Alternative Redemption Amount is greater than $1,000, you will receive a payment on the Redemption Date equal to the Alternative Redemption Amount, or $1,068.70229 per $1,000 principal amount Note that you hold.

If you were to elect your stock settlement option, you would receive on the Redemption Date a number of shares of the Reference Asset equal to (1) the total cash value of payment due on such date based on the principal amount of the Notes that you own, divided by (2) the VWAP of the Reference Asset on the relevant Valuation Date.

Accordingly, if you held one Note, you would receive on the Redemption Date 11 shares of the Reference Asset and $74.48 in cash. To the extent that you hold more than one Note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per Note, basis.

In addition, you will receive on the Redemption Date any accrued but unpaid interest to but excluding such date.

Hypothetical Examples of Amounts Payable at Upon a Repurchase at the Option of a Noteholder

The following examples illustrate the payment that a Noteholder would receive upon a repurchase by the Issuer at the Noteholder’s option, as described above. These examples are based upon the Initial Value of $64.56 and the Threshold Value of $84.5736, each as described above under “Hypothetical Examples of Amounts Payable at Maturity”, and further assume that the Notes have not been previously redeemed at the option of the Issuer. The numbers in the following examples have been rounded for ease of analysis and do not take into account any tax consequences from investing in the Notes.

Example 7: The Settlement Value on the applicable Valuation Date is $71.0160, which is greater than the Initial Value but less than the Threshold Value.

In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $71.0160 / $84.5736, or $839.69466.

Accordingly, you will receive a payment of $839.69466 per $1,000 principal amount Note that you hold.

If you were to elect your stock settlement option, you would receive on the Repurchase Date a number of shares of the Reference Asset equal to (1) the total cash value of payment due on such date based on the principal amount of the Notes that you own, divided by (2) the VWAP of the Reference Asset on the relevant Valuation Date.

Accordingly, if you held one Note, you would receive on the Repurchase Date 11 shares of the Reference Asset and $58.52 in cash. To the extent that you hold more than one Note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per Note, basis.

In addition, you will receive on the Repurchase Date any accrued but unpaid interest to but excluding such date.

Example 8: The Settlement Value on the applicable Valuation Date is $58.1040, which is less than the Initial Value and, accordingly, less than the Threshold Value.

In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $58.1040 / $84.5736, or $687.02290.

Accordingly, you will receive a payment of $687.02290 per $1,000 principal amount Note that you hold.

If you were to elect your stock settlement option, you would receive on the Repurchase Date a number of shares of the Reference Asset equal to (1) the total cash value of payment due on such date based on the principal amount of the Notes that you own, divided by (2) the VWAP of the Reference Asset on the relevant Valuation Date.

Accordingly, if you held one Note, you would receive on the Repurchase Date 11 shares of the Reference Asset and $47.88 in cash. To the extent that you hold more than one Note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per Note, basis.

In addition, you will receive on the Repurchase Date any accrued but unpaid interest to but excluding such date.

Example 9: The Settlement Value on the Final Valuation Date is $90.3840, which is greater than the Threshold Value.

In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $90.3840 / $84.5736, or $1,068.70229.

Accordingly, you will receive a payment of $1,068.70229 per $1,000 principal amount Note that you hold.

If you were to elect your stock settlement option, you would receive on the Repurchase Date a number of shares of the Reference Asset equal to (1) the total cash value of payment due on such date based on the principal amount of the Notes you own, divided by (2) the VWAP of the Reference Asset on the relevant Valuation Date.

Accordingly, if you held one Note, you would receive on the Repurchase Date 11 shares of the Reference Asset and $74.48 in cash. To the extent that you hold more than one Note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per Note, basis.

In addition, you will receive on the Redemption Date any accrued but unpaid interest to but excluding such date.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or its components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, prospectus addendum and product supplement, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Characterized as Benefitting from Full Principal Protection”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•	“Risk Factors—Additional Risks Relating to Notes Treated For U.S. Federal Income Tax Purposes as Contingent Payment Debt Instruments”; and

•	“Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•	The Payment that You Receive on the Maturity Date or on a Redemption Date will Only Reflect Any Appreciation of the Reference Asset to the Extent that the Settlement Value on the Applicable Valuation Date Exceeds the Threshold Value—Unless the Settlement Value on the applicable Valuation Date exceeds the Threshold Value, you will not earn any positive return on your Notes. If the Settlement Value on the applicable Valuation Date (in the case of a redemption at the option of the Issuer) or on the Final Valuation Date (in the event that the Notes have not been redeemed or repurchased prior to maturity) is not greater than the Threshold Value, your payment on the Redemption Date or Maturity Date, as applicable, will be limited to the principal amount of your Notes (plus the interest payment otherwise payable on such date). Accordingly, you may not receive any payments in excess of the principal amount of your Notes plus the interest payments on your Notes, even if the price of the Reference Asset appreciates from the Initial Value to the Settlement Value on the applicable Valuation Date

•	If You Request that We Repurchase Your Notes, You Will Receive Less Than the Principal Amount of Your Notes Unless the Settlement Value on the Applicable Valuation Date Exceeds or Equals the Threshold Value—If you request that we repurchase your Notes, the payment that you receive on the Repurchase Date will be based on the Alternative Redemption Amount. The Alternative Redemption Amount, as described elsewhere in this pricing supplement, is equal to (a) $1,000 times (b) the Settlement Value on the applicable Valuation Date divided by the Threshold Value. Accordingly, if you request that we repurchase your Notes, and if the Settlement Value on the applicable Valuation Date is less than the Threshold Value, the Alternative Redemption Amount will be less than $1,000 and the payment that you receive on the Repurchase Date will be less than the principal amount of your Notes.

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, we may redeem your Notes (in whole but not in part) at our sole discretion without your consent as set forth under “Redemption at the Option of the Issuer” herein. Accordingly, the term of the Notes may be as short as approximately three years.

The payment that you receive on any Redemption Date, together with any interest payments that you may have received prior to such date, may be less than aggregate amount of payments that you would have received had you held your Notes to the scheduled maturity. You may not be able to reinvest any amounts received on the Redemption Date in a comparable investment with similar risk and yield. No additional payments will be due after the Redemption Date. Our right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including the interest payments and any payment at maturity or upon early redemption or repurchase, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•	If you Request that we Repurchase your Notes, the Valuation Date will not Occur Until After the Date on Which Your Request Becomes Effective—You may instruct Barclays Bank PLC to repurchase your Notes by following the procedures set forth above under “Repurchase at the Option of a Noteholder”. The payment that you will receive on the related Repurchase Date will be based on the Alternative Redemption Amount, calculated based on the Settlement Value on the relevant Valuation Date. Because the Repurchase Date will be the fourth Business Day following the date on which we confirm receipt of your repurchase request, and because the Valuation Date will be the third Business Day prior to the Repurchase Date, we expect that the relevant Valuation Date will not occur until the Business Day after the date on which we confirm receipt of your request to repurchase the Notes.

If the price of the Reference Asset were to decline between the date on which you made your repurchase request and the relevant Valuation Date, the payment that you will receive on the Repurchase Date will be less, and may be significantly less, than it would have been had the Valuation Date occurred on the date on which you made your repurchase request. More specifically, as noted above, the amount that you receive on a Repurchase Date will be less than the principal amount per Note unless the Settlement Value on the applicable Valuation Date is greater than or equal to the Threshold Value. If the price of the Reference Asset falls between the date on which you requested that we repurchase your Notes and the related Valuation Date such that the Settlement Value on the Valuation Date is less than the Threshold Value, the amount that you receive on the Repurchase Date will be less than the principal amount of your Notes, which would not have been the case had the payment on the Repurchase Date been based on the price of the Reference Asset prior to such drop.

•	No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Asset would have.

•	Historical Performance of the Reference Asset Should Not Be Taken as Any Indication of the Future Performance of the Reference Asset Over the Term of the Notes—The price of the Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of the Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. Therefore, the performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to the historical performance of the Reference Asset.

•	Market Disruption Events—If a Market Disruption Event occurs on a day that would otherwise be the Valuation Date, settlement of the notes will be delayed, depending on the circumstances surrounding the Market Disruption Event, for up to eight Scheduled Trading Days. As the payment at maturity or repurchase or redemption is a function of, among other things, the settlement value of the Reference Asset, the postponement of a Valuation Date may result in the application of a different Settlement Value, and, accordingly, decrease the payment you receive at maturity or upon repurchase or redemption.

•	The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is as a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Additional Potential Conflicts— In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate on the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSET

According to publicly available information, Bristol-Myers Squibb Company (the “Company”) is a global biopharmaceutical company. The Company develops, licenses, manufactures, markets, and sells pharmaceutical and nutritional products. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “BMY”.

You are urged to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-01136, or its CIK Code: 0000014272.

The summary information above regarding the Company comes from the Company’s SEC filings. You are urged to refer to the SEC filings made by the Company and to other publicly available information (such as the Company’s annual report) to obtain an understanding of the Company’s business and financial prospects. The summary information contained above is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the Company’s SEC filings or of any other publicly available information regarding the Company.

Historical Performance of the Reference Asset

The following table sets forth the high and low daily closing prices, as well as end-of-quarter closing prices, of the Reference Asset during the periods indicated below. The graph below graph sets forth the historical performance of the Reference Asset based on daily closing prices from January 1, 2011 through March 4, 2016. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

We obtained the historical information listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2011	27.29	24.97	26.43
June 30, 2011	29.33	26.46	28.96
September 30, 2011	31.49	26.38	31.38
December 31, 2011	35.29	30.15	35.24
March 31, 2012	35.01	31.85	33.75
June 30, 2012	35.95	32.47	35.95
September 30, 2012	36.15	31.57	33.75
December 31, 2012	34.38	30.81	32.59
March 31, 2013	41.19	32.71	41.19
June 30, 2013	47.68	39.68	44.69
September 30, 2013	47.53	41.32	46.28
December 31, 2013	53.84	46.41	53.15
March 31, 2014	56.61	48.54	51.95
June 30, 2014	52.19	46.59	48.51
September 30, 2014	51.96	47.86	51.18
December 31, 2014	61.30	48.92	59.03
March 31, 2015	68.47	58.48	64.50
June 30, 2015	69.15	63.00	66.54
September 30, 2015	70.06	57.30	59.20
December 31, 2015	70.71	59.88	68.79
March 4, 2016*	68.35	58.87	64.71

*	For the period beginning on January 1, 2016 and ending on March 4, 2016

Historical Performance of Bristol Myers Squibb Company

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and the discussion under “Supplemental Material Tax Considerations” in the accompanying product supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this pricing supplement is materially correct. While the tax treatment of the Notes is unclear, the Notes should be subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes, and the discussion below assumes the Notes will be so treated. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though the comparable yield will exceed the interest payments that are made annually with respect to the Note. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to redemption, repurchase or maturity and is neither a prediction nor a guarantee of what the actual yield will be. You will not be required to separately include in income the annual interest payments you receive on the Notes. Your basis in the Notes will be increased by the interest that you include in income and will be decreased by the interest payments you receive. You will recognize gain or loss upon the redemption, repurchase or maturity of the Notes equal to the difference between your tax basis in the Notes immediately prior to your receipt of the final payment and your tax basis in the Notes. In addition, any gain you may recognize on the sale, redemption, repurchase or maturity of the Notes will be taxed as ordinary interest income and any loss you may recognize on the sale, redemption, repurchase or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

It is not entirely clear how, under the rules governing contingent payment obligations, the maturity date for debt instruments (such as your Notes) that provide for an issuer redemption right and a holder repurchase option should be determined for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your Notes (and we intend to make the computation in such a manner) based on the assumption that your Notes will remain outstanding until the stated maturity date.

If you receive shares of the Reference Asset upon the redemption, repurchase or maturity of your Notes, you should recognize gain or loss in the same manner as described in the second preceding paragraph, and you will be deemed to receive a final payment on the Notes equal to the then current fair market value of the shares you receive, plus the amount of cash (if any) received in lieu of fractional shares. Your tax basis in such shares will equal the then-current fair market value of such shares. Your holding period for such shares will begin on the day following the redemption, repurchase or maturity of your Notes.

If you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase). These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes, please see the discussion under the heading “Supplemental Material Tax Considerations” in the accompanying product supplement.

Non-U.S. Holders. The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying product supplement under “Supplemental Material Tax Considerations—Non-U.S. Holders.” The Treasury Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. However, the regulations do not apply to “specified ELIs” issued prior to January 1, 2017; accordingly, non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.

Delivery of the Notes is expected to be made against payment for the Notes on the Issue Date indicated on the cover of this pricing supplement, which is the fifth business day following the Inception Date, which was the day on which the Notes were initially priced for sale to the public. In other words, the Notes will have a settlement cycle referred to as “T+5”. For a description of considerations in connection with securities that are issued on a day later than the third business day following the Inception Date, please see “Plan of Distribution” in the accompanying prospectus supplement